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                                                                    EXHIBIT 99.1

                           TEXAS STANDARD OIL COMPANY

                            LETTER TO RECORD HOLDERS
                                      FOR
                EXCHANGE OF UNITS OF BENEFICIAL INTEREST OF THE
                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST
                   FOR SHARES OF COMMON STOCK OR WARRANTS OF
                           TEXAS STANDARD OIL COMPANY

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON           , 2002, UNLESS EXTENDED.

UNITS TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO
             5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Record Holders of Units of the Freeport-McMoRan Oil and Gas Royalty Trust:

     We are enclosing with this letter the material listed below relating to our offer to exchange one share of our common stock, which has been registered under the Securities Act of 1933, for every 20 units of the Freeport-McMoRan Oil and Gas Royalty Trust tendered by record holders who own at least 2,000 units. We are also offering to exchange a warrant to purchase one share of our common stock for every 20 units of the Freeport-McMoRan Oil and Gas Royalty Trust tendered by holders of record holding fewer than 2,000 units. The warrants have an exercise price of $.77, are nontransferable and will be exercisable for a period of 30 days after the consummation of the exchange offer. The exchange offer is being made upon the terms and subject to the conditions set forth in
our prospectus dated           , 2002 and the related letter of transmittal.

     Enclosed herewith are copies of the following documents:

          1.  Prospectus dated           , 2002;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3. Letter which may be sent to your clients for whose account you hold units of the Freeport-McMoRan Oil and Gas Royalty Trust in your name or in the name of your nominee; and

          5. Letter which may be sent from your clients to you with such client's instruction with regard to the exchange offer.

     We urge you to contact your clients promptly. Please note that the exchange offer will expire on the expiration date unless extended. Please also note that the consideration to be received in the exchange offer by tendering unitholders is determined based on the number of units held of record by you, not the number of units beneficially owned by your clients.

     The exchange offer is conditioned on at least 50% of the total outstanding units being tendered for exchange and not withdrawn.

     Other than fees paid to broker/dealers that we have engaged solely for the purposes of complying with state "blue sky" laws, we will not pay any fee or commission to any broker or dealer or to any other persons, other than Securities Transfer Corporation, the exchange agent, in connection with the solicitation of tenders of units pursuant to the exchange offer.

     Additional copies of the enclosed material may be obtained from the exchange agent.

                                          Very truly yours,

                                          TEXAS STANDARD OIL COMPANY